Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Arconic Rolled Products Corporation of our report dated March 30, 2020 relating to the financial statements, which appears in Arconic Rolled Products Corporation's Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, PA
March 31, 2020